UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2004

ARIBA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26299	77-0439730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 25, 2004, a Consent to Sublease Agreement and Third Amendment to Lease (the “Consent”) by and between Ariba and Moffett Park Drive LLC (“Landlord”) became effective. At that time and by virtue of the effectiveness of the Consent, a First Amendment to Amended and Restated Sublease by and between Ariba and Interwoven, Inc. (“Interwoven”) dated September 9, 2004 (the “Interwoven Amendment”) became effective. The Interwoven Amendment amends the Amended and Restated Ariba Plaza Sublease (the “Interwoven Sublease”) dated August 6, 2001 between Ariba and Interwoven. Under the Interwoven Amendment, Ariba will reclaim its right as subtenant to occupy approximately 89,000 square feet of space located at its Sunnyvale headquarters and will be paid $12.4 million by Interwoven as consideration for termination of part of the Interwoven Sublease. Interwoven will continue to occupy approximately 175,000 square feet of space for the remainder of the sublease term, which ends July 31, 2007.

Upon effectiveness of the Interwoven Amendment, a new Ariba Plaza Sublease by and between Ariba and Motorola, Inc. (“Motorola”) dated August 25, 2004 (the “Motorola Sublease”), as well as amendments thereto dated October 7, 2004 and October 21, 2004, became effective. Under the Motorola Sublease, as amended, Ariba has granted to Motorola the right to occupy approximately 45,000 square feet of space located at its Sunnyvale headquarters through January 1, 2005, and approximately 91,000 square feet of space from January 1, 2005 to December 31, 2008, when the Motorola Sublease will expire. The area subleased by Motorola includes the space recaptured from Interwoven. Under the Motorola Sublease, Motorola will pay Ariba an annual sublease payment that increases from $1.1 million in 2005 to $1.4 million in 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

Date: October 29, 2004	By:	/s/ JAMES W. FRANKOLA
James W. Frankola
Executive Vice President and Chief Financial Officer